Exhibit 99.1

For Immediate Release

Contact: shareholder relations
951-271-4232
shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP COMPLETES INTEGRATION OF RANCHO BANK AND PROVIDES MARKET UPDATE

Corona, California - September 19, 2006 - Vineyard National Bancorp (NASDAQ: VNBC) (the “company”) and Vineyard Bank N.A. (“Vineyard”) announced today that it has completed the integration of Rancho Bank (“Rancho”).

The integration of Rancho’s employees and customers into Vineyard, along with the conversion of all systems, products and services was successful and positions the company for increased leverage of its market position within the San Gabriel Valley and Inland Empire regions.

Vineyard has been able to consolidate several of Rancho’s client relationships with its increased lending resources, while also affording them additional cash management services not previously available. In addition, Vineyard has been able to foster new relationships through its product and service packages that Rancho did not previously offer.

Related to the completion of the acquisition and the integration of systems and personnel, the company will incur third quarter period charges that are transitional.

Market Sensitivity
The company principally operates within the Inland Empire region of southern California, and the coastal communities of Los Angeles and Orange counties. To a lesser degree, the company also has positioned itself within the growth counties of San Diego, Monterey, Marin and Ventura. The Inland Empire region is one of the fastest growing areas in the United States driven by affordable housing, increased commerce, manufacturing and distribution, and commercial income property development. The company has been able to realize significant positioning and market presence with the expansion of many of its product lines around these economic drivers.

During the past five years, the company has also created a specialized niche within the residential coastal construction communities supported by strong demand for high-end housing due to scarcity of product and regional wealth creation. This niche has afforded the company access to businesses, entrepreneurs and other relationships within the lending spectrum.

While these primary lending opportunities have been a catalyst for revenue and income growth in the past, they have also afforded the company with the resources to broaden its product and market positions. The general shifting in demand for new housing within southern California has created opportunities for the company to accelerate the diversification and broadening of its product lines. The company will focus its resources toward core relationship acquisition and expansion, which principally generate lower cost of funds, namely with business and cash management requirements.

The company also believes that its ability to continue to expand its earning asset base, with less reliance in the housing construction sector, can be accomplished through the expansion of its business banking efforts as well as an increased position in commercial real estate and portfolio lending with well established clientele.

The company’s strategic targets for its net interest margin and net interest income growth can be accomplished through the re-mixing of its lending and deposit generation. During the course of the past several quarters, the company has placed significant effort and resources focused on organic growth, new market expansion and most recently on the acquisition of Rancho Bank. The changes now being experienced within the company’s operating environment, namely the impact of increased interest rates, and the slowing of new housing development, are being addressed with positive results and will continue into the 2007 operating year and beyond.

The company is not an originator of single family residential mortgages for resale into the secondary marketplace and the recent rise in mortgage interest rates has had no direct impact to its operating income.  The increased levels of homes for sale, whether new development or resale properties, have increased the supply of product within the company’s markets. The company’s clients have addressed their production levels accordingly and are attempting to manage their inventory to nominal levels.

Despite these recent changes within its operating environment, the company has been successful in increasing its deposit and loan portfolios, improving the mix of lower-cost deposits, and maintaining the targeted mix in its loan portfolio.

The company desires to position itself to be as flexible and market sensitive as possible, so that if these market conditions continue to adjust there should be no adverse effect to the company’s operating results. As such, should the market conditions stabilize, the company should be well positioned to continue to benefit from its strategic model.

Management has also reviewed the levels of investment made into the company’s infrastructure in order to support its efforts, specifically in generating lower cost deposits at the levels required to support its growth, and believes that the increases made in personnel, technology, facilities and marketing support should be adequate to support its efforts. Future increases in these categories are planned to be modest for the remainder of 2006 and into 2007, with additional expenditures principally related to the expansion of its specialty lending efforts, and commercial deposit and cash management generation abilities.

About the company
The company is a $2.1 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and four loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC", for additional information on the company visit www.vnbcstock.com.

Forward-Looking Statements
This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.